EXHIBIT 10.11

SECOND 2009 AMENDMENT TO
LA-Z-BOY INCORPORATED
2004 LONG-TERM EQUITY AWARD PLAN

La-Z-Boy Incorporated (the “Company”) adopts this Second 2009 Amendment to the La-Z-Boy Incorporated 2004 Long-Term Equity Award Plan (the “Plan”).

WITNESSETH:

WHEREAS the Company previously established the Plan for the benefit of certain of its eligible employees; and

WHEREAS pursuant to Article X, Section 10.2 of the Plan, the Company reserved the right to amend the Plan subject to the conditions provided therein; and

WHEREAS the Company believes it advisable and in the Company’s best interests to make certain changes to the Plan;

NOW, THEREFORE, the Plan is amended to delete existing section 10.7 and replacing it with the following:

10.7. Right of Recapture.  If (a) at any time within one year after the date on which an Employee exercises an Option, or on which Restricted Stock vests or on which Common Stock was issued to an Employee pursuant to a Performance Award (each of which events shall be a “realization event”), the Committee should determine in its discretion that the Company has been materially harmed by the Employee, whether such harm (i) results in the Employee’s termination or deemed termination of employment for cause or (ii) results from any activity of the Employee determined by the Committee to be in competition with any activity of the Company, or otherwise inimical, contrary or harmful to the interests of the Company (including, but not limited to, accepting employment with or serving as a consultant, adviser or in any other capacity to an entity that is in competition with or acting against the interests of the Company), or (b) the Committee should determine in its discretion that an Employee has engaged in intentional misconduct that resulted in a material inaccuracy in the Company’s financial statements or the performance metrics on which a realization event was based such that the Employee received, at any time, greater value from a realization event than would have been received if such realization event had been calculated based on accurate financial statements or performance metrics, then any gain realized by the Employee from the realization event shall be paid by the Employee to the Company upon notice from the Company. Such gain shall be determined as of the date of the realization event, without regard to any subsequent change in the Fair Market Value of a share of Company Stock.  The Company shall have the right, to the maximum extent permitted by law, to offset such gain against any amounts otherwise owed to the Employee by the Company (whether as wages, vacation pay, or pursuant to any benefit plan or other compensatory arrangement).

The above amendment shall be effective June 15, 2009.

Except as specifically amended by this Amendment, the provisions of the Plan are reaffirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has signed this Amendment to evidence adoption of this Amendment on the 15th day of June, 2009.

LA-Z-BOY INCORPORATED

By

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